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Press Release                                               Exhibit 99.1

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES 1ST QUARTER RESULTS

Wednesday July 21, 2004

     CLIFTON,  N.J.-- July 21, 2004 -- Clifton Savings  Bancorp,  Inc.  (NASDAQ:
CSBK - the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced net income of $991,000 for the three months ended June 30, 2004, as compared to $1,087,000 for the three months ended June 30, 2003.

Net interest income for the three months ended June 30, 2004, amounted to $4.3 million as compared to $3.5 million for three months ended June 30, 2003 reflecting an increased level of net interest-earning assets partially offset by a lower net interest margin. Average interest-earning assets increased $161.6 million, or 28.9%, which consisted of increases of $54.5 million in loans, $44.6 million in mortgage-backed securities, $28.4 million in investment securities and $34.1 million in other interest-earning assets. Average interest-bearing liabilities increased $37.4 million, or 7.4%, which consisted of increases of $24.9 million in interest-bearing deposits and $12.5 million in borrowings. The increased net interest income resulting from the $124.2 million increase in net interest-earning assets was partially offset by a decreased net interest margin, which decreased to 2.40% for the quarter ended June 30, 2004 from 2.49% for the quarter ended June 30, 2003 due to an 85 basis point decrease on the average interest yield earned on interest-earning assets, partially offset by a 52 basis point decrease in the average rate paid on interest-bearing liabilities.

A $75,000  provision for loan losses was recorded  during the quarter ended
June 30, 2004 as a result of the loan portfolio increase of $35.1 million, or 14.1%, from $249.5 million at March 31, 2004 to $284.6 million at June 30, 2004. The majority of the increase was in residential real estate loans, which increased $34.4 million for the period. Non-performing loans increased from $122,000 at March 31, 2004 to $138,000 at June 30, 2004.

Non-interest expense increased to $2.64 million for the three months ended
June 30, 2004, as compared to $1.85 million for the three months ended June 30, 2003, an increase of $793,000. This included an increase of $372,000 in salaries and employee benefits, largely due to the addition of a new branch location in Wayne, NJ which opened in September 2003, and the renovation and expansion of several others, necessitating additional personnel and increased building and equipment costs. Additionally, legal fees increased to $250,000 for the three months ended June 30, 2004, as compared to $7,000 for the three months ended June 30, 2003 primarily due to litigation brought against the Bank in connection with the Bank's reorganization into the mutual holding company structure and increased legal services associated with being a public company.

The Company's total assets increased $18.1 million, or 2.4%, to $760.4 million as of June 30, 2004, from $742.3 million at March 31, 2004 due primarily to loan growth. Net loans increased $35.1 million, or 14.1 %, to $284.6 million at June 30, 2004 from $249.5 million at March 31, 2004 primarily due to strong origination volume and purchases of loans, which more than offset prepayment levels. Cash and cash equivalents and securities combined decreased by $18.3 million, or 3.9%, to $457.2 million at June 30, 2004, as compared to $475.5 million at March 31, 2004, reflecting the investment of cash received in the reorganization into higher yielding loans. Deposits decreased $8.3 million, or 1.6%, to $528.7 million at June 30, 2004 from $537.0 million at March 31, 2004.

Continuing with the Bank's facility modernization program, the limited service branch office in Wallington, New Jersey was replaced with a new building with a drive-up facility in May 2004.


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The Company is the holding company of the Bank, a New Jersey  chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.



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Selected Consolidated Financial and Other Data


                                       At June    At March
                                          30,        31,
                                      --------------------------------
                                          2004       2004     % Change
                                      ------------ --------- ---------
                                            (Dollars in thousands)

Financial Condition Data:
Total assets                             $760,415  $742,308      2.44%
Loans receivable, net                     284,583   249,459     14.08%
Cash and cash equivalents
 and securities                           457,157   475,544    (3.87)%
Deposits                                  528,680   537,002    (1.55)%
Total equity                              200,316   199,907      0.20%



                                           Three Months
                                           Ended June 30,
                                      --------------------------------
                                          2004       2003     % Change
                                      ------------ --------- ---------
                                           (Dollars in thousands)
Operating Data:
Interest income                            $6,896    $6,538      5.48%
Interest expense                            2,576     3,056    (15.71)%
                                      ----------------------
Net interest income                         4,320     3,482     24.07%
(Provision for) recovery of loan
 losses                                       (75)      100   (175.00)%
                                      ----------------------
Net interest income after
 (provision for) recovery of loan
  losses                                    4,245     3,582     18.51%
Noninterest income                             78        76      2.63%
Noninterest expense                         2,644     1,851     42.84%
                                      ----------------------
Earnings before income taxes                1,679     1,807     (7.08)%
Total income taxes                            688       720     (4.44)%
                                      ----------------------
Net earnings                                 $991    $1,087     (8.83)%
                                      ======================




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


                                             At or For the Three
                                                 Months Ended
                                                   June 30,
                                            ----------------------
                                              2004          2003
                                              ----          ----

Performance Ratios (1):
Return on average assets                      0.53%         0.75%
Return on average equity                      1.98%         5.91%
Interest rate spread (2)                      1.92%         2.25%
Net interest margin (3)                       2.40%         2.49%
Noninterest expense to
 average assets                               1.42%         1.27%
Efficiency ratio (4)                         60.12%        52.02%
Average interest-earning assets to
 average interest-bearing
 liabilities                                  1.33 x        1.11 x
Average equity to average
 assets                                      26.81%        12.66%

Capital Ratios:
Tangible capital                             18.93%        12.59%
Core capital                                 19.01%        12.57%
Risk-based capital                           57.66%        41.05%

Asset Quality Ratios:
Allowance for loan losses as a percent of
 total gross loans                            0.32%         0.42%
Allowance for loan losses as a percent of
 nonperforming loans                        633.04%      3360.00%
Net charge-offs to average outstanding
 loans during the period                      0.00%         0.00%
Nonperforming loans as a percent of
 total loans                                  0.05%         0.01%
Nonperforming assets as a percent of
 total assets                                 0.02%         0.00%

Other Data:
Number of:
   Real estate loans outstanding             1,998         1,780
   Deposit accounts                         34,584        35,547
   Full service customer
    service facilities                          10             9


(1) Performance ratios are annualized.

(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.

(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

-----------------
Contact:
     Clifton Savings Bancorp, Inc.
     Bart D'Ambra, 973-473-2200